Exhibit (j)(1)



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-67705, hereafter the "Registration Statement") of our report dated February 4, 2000, relating to the financial statements and financial highlights of International Solutions I - Conservative Growth, International Solutions II - Balanced Growth, International Solutions III - Moderate Growth, International Solutions IV - Long-term Growth and International Solutions V - Aggressive Growth which appears in the December 31, 1999 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Auditors" in such Registration Statement.

PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
April 28, 2000